CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Putnam Variable Trust of our report dated February 13, 2018, relating to the financial statements and financial highlights, which appears in Putnam VT Small Cap Growth Fund’s (formerly known as Putnam VT Capital Opportunities Fund) Annual Report on Form N-CSR for the year ended December 31, 2017. We also consent to the references to us under the headings “Financial highlights” and “Independent Registered Public Accounting Firm and Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
September 13, 2018